EXHIBIT 1

NAVISTAR INTERNATIONAL CORPORATION

AND CONSOLIDATED SUBSIDIARIES

ARTICLES OF INCORPORATION AND BY-LAWS

The following documents of Navistar International Corporation are incorporated herein by reference:

1.1	Underwriting Agreement for the 8.25% Senior Notes due 2021, dated as of October 22, 2009, by and among Navistar International Corporation and the several Underwriters named therein. Filed as Exhibit 1.1 to Current Report on Form 8-K, which was dated and filed on October 28, 2009. Commission File No. 001-09618.

1.2	Underwriting Agreement for the 3.00% Senior Subordinated Convertible Notes due 2014, dated as of October 22, 2009, by and among Navistar International Corporation and the several Underwriters named therein. Filed as Exhibit 1.2 to Current Report on Form 8-K, which was dated and filed on October 28, 2009. Commission File No. 001-09618.

E-1